Exhibit 10.32

Execution Version

IDREAMSKY TECHNOLOGY LIMITED

SECOND AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

THIS SECOND AMENDED AND RESTATED SHAREHOLDERS AGREEMENT (this “Agreement”) is made and entered into as of September 10, 2013 by and among,

(1)	iDreamSky Technology Limited, an exempted limited liability company incorporated under the laws of the Cayman Islands (the “Company”);

(2)	iDreamSky Technology (HK) Limited (创梦天地科技(香港)有限公司), a limited liability company incorporated under the laws of Hong Kong (“HK Company”);

(3)	Chuangmeng Wuxian (Beijing) Information & Technology Co., Ltd. (创梦无限(北京)信息技术有限公司), a wholly foreign owned enterprise established under the laws of the PRC (“WFOE”);

(4)	Beijing Chuangmeng Wuxian Technology Co., Ltd. (北京创梦无限科技有限公司), a limited liability company incorporated under the laws of the PRC (“Beijing DC”);

(5)	Shenzhen iDreamSky Technology Co., Ltd. (深圳市创梦天地科技有限公司), a limited liability company incorporated under the laws of the PRC (“Chuang Meng”);

(6)	Shenzhen Mengyu Technology Co., Ltd. (深圳市梦域科技有限公司), a limited liability company incorporated under the laws of the PRC (“Mengyu”, collectively with Beijing DC and Chuang Meng, the “Domestic Enterprises”, together with WFOE, the “PRC Companies”);

(7)	Chen Xiangyu (陈湘宇), a Chinese citizen with Chinese ID No. (the “Founder”) and Dream Data Services Limited, a limited liability company incorporated under the laws of the British Virgin Islands, of which the Founder is the 100% owner (the “Founder Holdco”, collectively with the Founder, the “Key Holders”);

(8)	Guan Song (关嵩), a Chinese citizen with Chinese ID No. (“Mr. Guan”);

(9)	Halfbrick International Holdings Pty Ltd, a limited liability company incorporated in Australia (“Halfbrick”) and Dream Soft Services Limited, a limited liability company incorporated under the laws of the British Virgin Islands, of which Halfbrick is the 100% owner (“Halfbrick Holdco”, together with Halfbrick, the “Halfbrick Parties”);

(10)	Prime Express Investments Limited (“Prime Express”) and Ultimate Lenovo Limited, limited liability companies incorporated under the laws of British Virgin Islands (collectively, “Legend”);

(11)	LC Fund V, L.P. and LC Parallel Fund V, L.P., partnerships organized under the laws of the Cayman Islands (collectively, “LC Fund”);

(12)	Redpoint Ventures IV, L.P. and Redpoint Associates IV, LLC, entities organized under the laws of Delaware (collectively, “Redpoint”); and

(13)	THL A19 Limited, a company incorporated under the laws of the British Virgin Islands (“Tencent”).

The Company, the HK Company and the PRC Companies are collectively referred to as “Group Companies” and each a “Group Company”. The holders of any outstanding ordinary shares in the Company, par value US$0.001 each (the “Ordinary Shares”) are collectively referred to as the “Ordinary Shareholders”. The holders of any outstanding series A preferred shares in the Company, par value US$0.001 each (the “Series A Shares”), are collectively referred to as the “Series A Shareholders”. The holders of any outstanding series A-1 preferred shares in the Company, par value US$0.001 each (the “Series A-1 Shares”), are collectively referred to as the “Series A-1 Shareholders”. The holders of any outstanding series B preferred shares in the Company, par value US$0.001 each (the “Series B Shares”), are collectively referred to as the “Series B Shareholders”. The holders of any outstanding series B-1 preferred shares in the Company, par value US$0.001 each (the “Series B-1 Shares”), are collectively referred to as the “Series B-1 Shareholders”. The holders of any outstanding series C preferred shares in the Company, par value US$0.001 each (the “Series C Shares”), are collectively referred to as the “Series C Shareholders”, and together with the Series A Shareholders, the Series A-1 Shareholders, the Series B Shareholders, and the Series B-1 Shareholders, the “Preferred Shareholders”. The holders of any outstanding shares in the share capital of the Company are collectively referred to as the “Shareholders”. Capitalized terms used but not defined herein shall have the same meaning as ascribed to them in the Subscription Agreement (as defined below).

Each of the Group Companies, the Key Holders, Mr. Guan, the Halfbrick Parties, Legend, LC Fund, Redpoint and Tencent is hereafter referred to as a “Party” and collectively the “Parties”.

RECITALS

A. Pursuant to a Preferred Share Subscription Agreement entered into as of September 3, 2013 by and among the Group Companies, Key Holders, Li Meiping (李美平)(“Mr. Li”), Huaxiu Investment Limited (the “Li Holdco”), Shenzhen Huaxiu Investment Co., Ltd. (深圳市华貅投资有限公司), Mr. Guan, Mr. KO Jeffrey Lyndon (高炼惇) (“Mr. Ko”, together with the Founder and Mr. Guan, the “Key Employees” and each a “Key Employee”), LC Fund, Redpoint and Tencent (the “Subscription Agreement”), LC Fund, Redpoint and Tencent have subscribed for, and the Company has agreed to issue and sell, an aggregate of 1,971,788 Series A-1 Shares and 2,794,832 Series C Shares, subject to the terms thereof.

B. In connection with the issuance and sale of certain number of Series A shares and Series B shares, the Group Companies, the Key Holders, Mr. Li, the Li Holdco, Mr. Ko, the Halfbrick Holdco, Legend, LC Fund and Redpoint entered into a Shareholders Agreement on May 3, 2012 (the “First SHA”).

C. On April 19, 2013, Mr. Ko transferred 100% equity interest in Halfbrick Holdco to Halfbrick.

D. In connection with the issuance and sale of certain number of Series B-1 Shares, the Group Companies, the Key Holders, Mr. Li, the Li Holdco, the Halfbrick Parties, Legend, LC Fund and Redpoint entered into an Amended and Restated Shareholders Agreement (the “Prior SHA”) on July 4, 2013, thereby amending and restating the First SHA.

E. In connection with the issuance and sale of certain number of Series A-1 Shares and Series C Shares pursuant to the Subscription Agreement, the parties to the Prior SHA desires to amend and restate the Prior SHA so that the Prior SHA shall be of no force and effect and rights granted to the Parties hereto shall supersede the rights granted to such parties under the Prior SHA.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree to enter into this Agreement as follows:

1. INFORMATION RIGHTS; BOARD REPRESENTATION; U.S. TAX MATTERS.

1.1 Information and Inspection Rights.

(a) Information Rights. The Company covenants and agrees that, commencing on the date of this Agreement, the Company will deliver to each of the Preferred Shareholders:

(i) audited annual consolidated financial statements, within ninety (90) days after the end of each fiscal year, as audited by an accounting firm approved by the Board;

(ii) unaudited quarterly consolidated financial statements, within thirty-five (35) days of the end of each fiscal quarter;

(iii) unaudited monthly consolidated management accounts, within thirty (30) days of the end of each month;

(iv) an annual consolidated budget of the Group Companies for the each fiscal year, no later than thirty (30) days before the beginning of such fiscal year;

(v) disclosure of major projects and interested party transactions of the Group Companies, within fifteen (15) days after the end of each calendar quarter, or such other periodic operating metrics of the Group Companies;

(vi) (x) prompt written notice of any material litigation, material judgment against any of the Group Companies, and any other event that may have a material adverse effect on the operations and financial condition of any of the Group Companies, (y) prompt written notice of any notice from any governmental authority relating to any non-compliance with any regulation by any of the Group Companies; and (z) any documents or forms filed by any of the Group Companies to the relevant government authority of its jurisdiction;

(vii) any information delivered by the Group Companies to any of the Shareholders other than such Preferred Shareholder; and

(viii) upon the written request by any Preferred Shareholder, such other information of the Group Companies as such Preferred Shareholder shall reasonably request (the above rights, collectively, the “Information Rights”).

All financial statements to be provided to the Preferred Shareholders pursuant to this Section 1.1, including not limitation, the income statement, balance sheet and cash flow statement, shall be prepared in accordance with the International Financial Reporting Standards and shall consolidate the financial results of all of the Group Companies. All the information (including without limitation the financial statements) provided by the Company to the Preferred Shareholders pursuant to this Section shall be verified and certified as true, correct and not misleading by the Chief Executive Officer and the Chief Financial Officer of the Company.

(b) Inspection Rights. The Company further covenants and agrees that, commencing on the date of this Agreement, each of the Preferred Shareholders shall have the right to reasonably inspect facilities, records and books of any Group Company at any time during regular working hours on reasonable prior notice to the Group Companies, and the right to discuss the business, operation and conditions of any Group Company with their respective directors, officers, employees, accounts, legal counsels and investment bankers (the “Inspection Rights”).

(c) Termination of Rights. The Information Rights and Inspection Rights shall terminate upon consummation of a Qualified IPO (as defined in the Company’s third amended and restated memorandum and articles of association (the “Restated Articles”)).

1.2 Board Representation of the Group Companies.

(a) Number of Directors. The Company’s board of directors (the “Board”) shall consist of seven (7) members, which number of members shall not be changed except pursuant to an amendment to the Restated Articles. Except as set forth in this Section 1.2, the Company shall not grant any additional Board seats or Board observer rights without the approval in accordance with Section 9 hereof.

(b) Election of Directors. The Company shall take all action necessary to elect the following candidates as directors:

(i) Tencent shall be entitled to elect one (1) director of the Board (the “Series C Director”).

(ii) LC Fund shall be entitled to elect one (1) director of the Board, initially to be Liu Erhai (the “LC Director”).

(iii) Redpoint shall be entitled to elect one (1) director of the Board, initially to be David Wenda Yuan (the “Redpoint Director”, together with LC Director, the “Series B Directors”).

(iv) Prime Express shall be entitled to elect one (1) director of the Board, initially to be Wang Mingyao (the “Series A Director”, together with the Series C Director and the Series B Directors, the “Preferred Share Directors”).

(v) The Ordinary Shareholders shall be entitled to elect three (3) directors of the Board, initially to be the Founder, Mr. Guan and Mr. Ko (collectively, the “Ordinary Share Directors” and each an “Ordinary Share Director”).

(c) Board Committees. A compensation committee of the Board shall be established to implement salary and equity guidelines for the Company, as well as approval of compensation packages, severance agreements, and employment agreement for all senior managers (Vice President and above). LC Fund, Redpoint and Tencent each shall be entitled to elect one member of such compensation committee. The Founder and each Group Company covenant and agree to take any and all action necessary to ensure that representatives appointed by LC Fund, Redpoint and Tencent to serve on such committees are not removed unless requested by such holders.

(d) Quorum. A quorum of the Board shall consist of five (5) directors, including one (1) Ordinary Share Director, the Series A Director, the Series B Directors and the Series C Director.

(e) Board Meetings. The Board shall meet at least once each fiscal quarter, unless otherwise agreed by a vote of a majority of the Board, including the vote of the Series B Directors and Series C Director.

(f) Expenses and Insurance. The Company shall reimburse the Series B Directors and Series C Director for all reasonable expenses relating to all Board activities, including, without limitation, expenses or fees incurred in relation to attending the Board meetings or meetings of any committee. The Company shall, upon the request of the Board, purchase and at all times maintain director’s and officer’s indemnity insurance policies with a carrier and in an amount consistent with industry practice and satisfactory to the Board.

(g) Subsidiaries Board Representation. Each of Tencent, LC Fund, Redpoint and Prime Express (the “Preferred Share Investors”) shall be entitled to (x) require any and each Subsidiary of the Company to fix the size of its board of directors at seven (7) members, and (y) appoint one (1) member of such board of directors. Each Preferred Share Investor that wishes to exercise such right shall deliver a written notice to the Company and the other Preferred Share Investors. Such other Preferred Share Investors who wish to appoint one (1) member of such board shall notify the Company in writing within ten (10) Business Days. The Parties shall take all actions necessary to procure that such board is of such size and comprised of such members within twenty (20) Business Days of the receipt of notice from such other Preferred Share Investors. Any Preferred Share Investor that has not elected to appoint a member to such board within such ten (10) Business Day period shall not exercise its right under this Section 1.2(g) within six (6) months of the appointment of such directors to such board. For purposes of this Agreement, a “Subsidiary” means, with respect to any specified Person, any other Person controlled by the specified Person, directly or indirectly, whether through contractual arrangements or through ownership of equity securities, voting power or registered capital and “control” means the power or authority, whether exercised or not, to direct the business, management and policies of a Person, directly or indirectly, or by effective control whether through the ownership of voting securities, by contract or otherwise, which power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of the board of directors of such Person. For the avoidance of doubt, Shenzhen Yiyou Technology Co., Ltd. (深圳市翼游科技有限公司) shall not be deemed a Subsidiary of a Group Company.

1.3 U.S. Tax Matters.

(a) The Group Companies jointly and severally undertake to the Preferred Shareholders that they will cause the Company to take such actions, including making an election to be treated as a corporation or refraining from making an election to be treated as a partnership, as may be required to ensure that at all times the Company is treated as a corporation for United States federal income tax purposes.

(b) The Company shall, and each of the Group Companies undertakes to the Preferred Shareholders to cause the Company to, upon reasonable request by any Preferred Shareholder, make due inquiry with its tax advisors on at least an annual basis regarding whether Preferred Shareholders’ interest in the Company is subject to the reporting requirements of either or both of Sections 6038 and 6038B of the United States Internal Revenue Code, and the Company shall duly inform the Preferred Shareholders of the results of such determination. In the event that the Company’s tax advisors or the Preferred Shareholder’s tax advisors determine that the Preferred Shareholder’s interest in the Company is subject to any such reporting requirements, the Company agrees, upon a reasonable request from the Preferred Shareholder, to provide such information to the Preferred Shareholder as may be necessary to fulfill the Preferred Shareholder’s obligations thereunder.

(c) The Group Companies hereby acknowledge that the Company will not be at any time during the calendar year of the date of this Agreement a “passive foreign investment company” (a “PFIC”) as described in Section 1297 of the United States Internal Revenue Code of 1986, as amended (the “Code”). The Group Companies shall use their best efforts to avoid the Company being a PFIC. If requested by any Preferred Shareholder in writing, the Company shall (i) make inquiries on its tax advisor annually, within 45 days after the end of each taxable year, with respect to such taxable year whether the Company (or any of its Subsidiaries) is a PFIC (including whether any exception to PFIC status may apply) or is or may be classified as a partnership or branch for U.S. federal income tax purposes, and (ii) if the Company (or any of its Subsidiaries) is a PFIC for such taxable year, provide such information reasonably available to the Company as such Preferred Shareholder may request to permit such Preferred Shareholder to elect to treat the Company (or any of its Subsidiaries) as a “Qualified Electing Fund” (within the meaning of Section 1295 of the Code) (a “QEF Election”) or file a “Protective Statement” pursuant to Treasury Regulation Section 1.1295-3, as amended (or any successor thereto) for U.S. federal income tax purposes with respect to such Preferred Shareholder. The Company shall, upon the request of any Preferred Shareholder, appoint an internationally reputable accounting firm to prepare and submit its U.S. tax filings.

(d) If a determination is made by the Company that the Company is a PFIC for a particular taxable year, then for such year and for each year thereafter, the Company shall also provide each known Preferred Shareholder who has timely advised the Company that a QEF Election is in effect for such year with respect to such Preferred Shareholder within 60 days upon the request of such Preferred Shareholder with a completed “PFIC Annual Information Statement” as required by Treasury Regulation Section 1.1295-1(g) and any other information reasonably required by a Preferred Shareholder to comply with any reporting or other requirements in connection with the QEF Election. In the event that a Preferred Shareholder who has made a QEF Election must include in its gross income for a particular taxable year its pro rata share of the Company’s earnings and profits pursuant to Section 1293 of the Code, the Company agrees to make a dividend distribution to such Preferred Shareholder (no later than 90 days following the end of such Preferred Shareholder’s taxable year or, if later, 90 days after the Company is informed by such Preferred Shareholder that the Preferred Shareholder has been required to recognize such an income inclusion) in an amount equal to 50% of the amount so included by such Preferred Shareholder.

(e) The Company shall, upon the reasonable request of a Preferred Shareholder who establishes to the satisfaction of the Company that such Preferred Shareholder is a “United States shareholder” as defined in Section 951(b) of the Code, furnish on a timely basis all information reasonably requested by such Preferred Shareholder to satisfy its U.S. federal income tax return filing requirements, if any, arising from its investment in the Company and relating to the classification of the Company or any of its Subsidiaries as a Controlled Foreign Corporation as described in Section 957 of the Code (a “CFC”), including without limitation to avoid generating Subpart F Income (as defined in Section 952 of the Code). In the event that the Company is determined by counsel or accountants for any Preferred Shareholder to be a CFC with respect to the securities held by such Preferred Shareholder, the Company agrees, to the extent permitted by law, to annually make dividend distributions to such Preferred Shareholder in an amount equal to 50% of any income deemed distributed to such Preferred Shareholder pursuant to Section 951(a) of the Code.

(f) The Company shall comply with, and shall cause its Subsidiaries to comply with, all record-keeping, reporting, and other requests reasonably necessary for the Company and its Subsidiaries to allow any Preferred Shareholder (and any equity-holder of a Preferred Shareholder) to comply with any applicable U.S. federal income tax Law (including maintaining any tax election made by such Preferred Shareholder or equity-holder thereof). The Company, will also provide any known Preferred Shareholder with any information reasonably requested to allow such Preferred Shareholder (and any equity-holder of a Preferred Shareholder) to comply with any applicable U.S. federal income tax Law (including maintaining any tax election made by such Preferred Shareholder or equity holder thereof, and including but not limited to information relating to the transfer of any equity interests of the Company (or any Subsidiary) and the issuance or redemption by the Company (or any Subsidiary) of any equity interests).

(g) On and starting from the date hereof, the Company shall provide relevant information to the Preferred Shareholders, upon their reasonable request, to allow the Preferred Shareholders to assess whether the Company has complied with the requirements set forth in this Section 1.3.

2. REGISTRATION RIGHTS.

2.1 Applicability of Rights. The Company covenants and agrees that the Holders (as defined below) shall be entitled to the following rights with respect to any potential public offering of the Company’s Ordinary Shares in the United States and shall be entitled to reasonably analogous or equivalent rights with respect to any other offering of the Company’s securities in any other jurisdiction in which the Company undertakes to publicly offer or list such securities for trading on a recognized securities exchange.

2.2 Definitions. For purposes of this Section 2 and to the extent applicable under this Agreement:

(a) Registration. The terms “register,” “registered,” and “registration” refer to a registration effected by filing a registration statement which is in a form which complies with, and is declared effective by the SEC (as defined below) in accordance with, the Unities States Securities Act of 1933, as amended from time to time, including any successor statutes (the “Securities Act”).

(b) Registrable Securities. The term “Registrable Securities” shall mean: (i) any Ordinary Shares of the Company issued or issuable upon conversion of any shares of the Preferred Shares (the “Conversion Shares”) or pursuant to the Right of Participation (defined in Section 3 hereof), (ii) any Ordinary Shares of the Company issued (or issuable upon the conversion or exercise of any warrant, right or other security which is issued) as a dividend or other distribution with respect to, or in exchange for or in replacement of, any Preferred Shares or Ordinary Shares described in clause (i) of this subsection (b), and (iii) any other Ordinary Shares of the Company owned or hereafter acquired by a Preferred Shareholder. Notwithstanding the foregoing, “Registrable Securities” shall exclude any Registrable Securities sold by a Person in a transaction in which rights under this Section 2 are not assigned in accordance with this Agreement, and any Registrable Securities which are sold in a registered public offering under the Securities Act or analogous statute of another jurisdiction, or sold pursuant to Rule 144 promulgated under the Securities Act or analogous rule of another jurisdiction.

(c) Registrable Securities Then Outstanding. The number of shares of “Registrable Securities then outstanding” shall mean the number of Ordinary Shares of the Company that are Registrable Securities and are then issued and outstanding, issuable upon conversion of Preferred Shares then issued and outstanding or issuable upon conversion or exercise of any warrant, right or other security then outstanding.

(d) Holder. For purposes of this Section 2, the term “Holder” shall mean any Person or Persons owning or having the rights to acquire Registrable Securities or any permitted assignee of record of such Registrable Securities to whom rights under this Section 2 have been duly assigned in accordance with this Agreement.

(e) Form F-3. The term “Form F-3” shall mean such respective form under the Securities Act as is in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(f) SEC. The term “SEC” or “Commission” shall mean the U.S. Securities and Exchange Commission.

(g) Registration Expenses. The term “Registration Expenses” shall mean all expenses incurred by the Company in complying with Sections 2.3, 2.4 and 2.5 hereof, including, without limitation, all registration and filing fees, printing expenses, fees, and disbursements of counsel for the Company, reasonable fees and disbursements of one counsel for the Holders, Blue Sky fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company).

(h) Selling Expenses. The term “Selling Expenses” shall mean all underwriting discounts and selling commissions and special counsel of the selling Holders applicable to the sale of Registrable Securities pursuant to Sections 2.3, 2.4 and 2.5 hereof.

(i) Exchange Act. The term “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and any successor statute.

(j) Business Days. The term “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by applicable laws or executive order to be closed in New York, Beijing, Hong Kong or Cayman Islands.

(k) For purposes of this Agreement, reference to registration of securities under the Securities Act and the Exchange Act shall also be deemed to mean the equivalent registration in a jurisdiction other than the United States as designated by such Holders, it being understood and agreed that in each such case all references in this Agreement to the Securities Act, the Exchange Act and rules, forms of registration statements and registration of securities thereunder, U.S. law and the SEC, shall be deemed to refer, to the equivalent statutes, rules, forms of registration statements, registration of securities and laws of and equivalent government authority in the applicable non-U.S. jurisdiction.

2.3 Demand Registration.

(a) Request by Holders. If the Company shall at any time after the earlier of (i) the third (3rd) anniversary of the date hereof, or (ii) six (6) months after the consummation of an initial public offering, receive a written request from the Holders of at least thirty percent (30%) of the Registrable Securities file a registration statement under the Securities Act covering the registration of at least twenty percent (20%) of Registrable Securities held by such Holders (or any lesser percentage if the anticipated gross proceeds from such offering exceed US$5,000,000) pursuant to this Section 2.3, then the Company shall, within ten (10) Business Days of the receipt of such written request, give written notice of such request (the “Request Notice”) to all Holders, and use its best efforts to effect, as soon as practicable, the registration under the Securities Act of all Registrable Securities that the Holders request to be registered and included in such registration by written notice given by such Holders to the Company within twenty (20) days after receipt of the Request Notice, subject only to the limitations of this Section 2.3; provided that the Company shall not be obligated to effect any such registration if the Company has, within the twelve (12) month period preceding the date of such request, already effected a registration pursuant to this Section 2.3 in the jurisdiction in which the Initiating Holders (as defined below) have requested such registration be effected.

(b) Underwriting. If the Holders initiating the registration request under this Section 2.3 (the “Initiating Holders”) intend to distribute the Registrable Securities covered by their request by means of an underwriting, then they shall so advise the Company as a part of their request made pursuant to this Section 2.3 and the Company shall include such information in the Request Notice. In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting by the Holders of a majority of the Registrable Securities being registered and reasonably acceptable to the Company. Notwithstanding any other provision of this Section 2.3, if the underwriter(s) advise(s) the Company in writing that marketing factors require a limitation of the number of securities to be underwritten, then the Company shall so advise all Holders which would otherwise be registered and underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be reduced as required by the underwriter(s) and allocated among the Holders on a pro rata basis according to the number of Registrable Securities then outstanding held by each Holder requesting registration (including the Initiating Holders); provided, however, that the number of shares of Registrable Securities held by the Holders to be included in such underwriting and registration shall not be reduced unless all other securities are first entirely excluded from the underwriting and registration including, without limitation, all shares of Registrable Securities held by holder(s) of the all other shares that are not Registrable Securities and are held by any other Person, including, without limitation, any Person who is an employee, consultant, officer or director of the Company or any Subsidiary of the Company; provided further, that at least thirty percent (30%) of shares of Registrable Securities requested by the Holders to be included in such underwriting and registration shall be so included. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter(s), delivered at least ten (10) Business Days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.

(c) Maximum Number of Demand Registrations. The Company shall not be obligated to effect more than three (3) such demand registrations pursuant to this Section 2.3.

(d) Deferral. Notwithstanding the foregoing, if the Company shall furnish to Holders requesting registration pursuant to this Section 2.3, a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Board, it would be materially detrimental to the Company and the Shareholders for such registration statement to be filed at such time, then the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period; provided further, that the Company shall not register any other of its shares during such twelve (12) month period. A demand right shall not be deemed to have been exercised until such deferred registration shall have been effected.

2.4 Piggyback Registrations.

(a) The Company shall notify all Holders in writing at least thirty (30) days prior to filing any registration statement under the Securities Act for purposes of effecting a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding registration statements relating to any registration under Section 2.3 or Section 2.5 of this Agreement or to any employee benefit plan or a corporate reorganization or other Rule 145 transaction, an offer and sale of debt securities, or a registration on any registration form that does not permit secondary sales), and shall afford each such Holder an opportunity to include in such registration statement all or any part of the Registrable Securities then held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by it shall within twenty (20) days after receipt of the above-described notice from the Company, so notify the Company in writing, and in such notice shall inform the Company of the number of Registrable Securities such Holder wishes to include in such registration statement. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein. No Shareholder of the Company shall be granted the piggyback registration right under this Section 2.4 that is superior to those of the Holders without prior written consent of holders of a majority of the Series B Shares and the Series B-1 Shares calculated as a single class on an as-converted basis (or Conversion Shares or a combination of the above) and holders of a majority of the Series C Shares calculated as a single class on an as-converted basis (or Conversion Shares or a combination of the above).

(b) Underwriting. If a registration statement under which the Company gives notice under this Section 2.4 is for an underwritten offering, then the Company shall so advise the Holders. In such event, the right of any such Holder’s Registrable Securities to be included in a registration pursuant to this Section 2.4 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Agreement but subject to Section 2.12, if the managing underwriter(s) determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude shares from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting shall be allocated, first, to the Company, second, to each of the Holders requesting inclusion of their Registrable Securities in such registration statement on a pro rata basis based on the total number of shares of Registrable Securities then held by each such Holder, and third, to holders of other securities of the Company; provided, however, that the right of the underwriter(s) to exclude shares (including Registrable Securities) from the registration and underwriting as described above shall be restricted so that (i) the number of Registrable Securities held by Holders included in any such registration is not reduced below thirty percent (30%) of the aggregate number of shares of Registrable Securities for which inclusion has been requested; and (ii) all shares of Registrable Securities held by holder(s) of all other shares that are not Registrable Securities and are held by any other Person, including, without limitation, any Person who is an employee, consultant, officer or director of the Company (or any Subsidiary of the Company) shall first be excluded from such registration and underwriting before any Registrable Securities held by Preferred Shareholders are so excluded. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter(s), delivered at least ten (10) Business Days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.

(c) Not Demand Registration. Registration pursuant to this Section 2.4 shall not be deemed to be a demand registration as described in Section 2.3 above. There shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 2.4.

2.5 Form F-3 Registration. In case the Company shall receive from any Holder(s) a written request or requests that the Company effects a registration on Form F-3 (or an equivalent registration in a jurisdiction outside of the United States) and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, then the Company will:

(a) Notice. Promptly give written notice of the proposed registration and the Holder’s or Holders’ request therefor, and any related qualification or compliance, to all other Holders; and

(b) Registration. As soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within twenty (20) days after the Company provides the notice contemplated by Section 2.5(a); provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 2.5:

(i) if Form F-3 is not available for such offering by the Holders;

(ii) if the anticipated gross proceeds from such offering are less than US$500,000;

(iii) if the Company shall furnish to the Holders a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Board, it would be materially detrimental to the Company and its Shareholders for such Form F-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form F-3 registration statement no more than once during any twelve (12) month period for a period of not more than sixty (60) days after receipt of the request of the Holder or Holders under this Section 2.5; provided that the Company shall not register any of its other shares during such sixty (60) day period. A registration right under Section 2.5 shall not be deemed to have been exercised until such deferred registration shall have been effected; or

(iv) if the Company has, within the twelve (12) month period preceding the date of such request, already effected two (2) Form F-3 registrations pursuant to this Section 2.5.

(c) Not Demand Registration. Form F-3 registrations shall not be deemed to be demand registrations as described in Section 2.3 above. Except as otherwise provided herein, there shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 2.5.

(d) Underwriting. If the Holders requesting registration under this Section 2.5 intend to distribute the Registrable Securities covered by their request by means of an underwriting, the provisions of Section 2.3(b) shall apply to such registration.

2.6 Expenses. All Registration Expenses incurred in connection with any registration pursuant to Sections 2.3, 2.4 or 2.5 (but excluding Selling Expenses) shall be borne by the Company. Each Holder participating in a registration pursuant to Sections 2.3, 2.4 or 2.5 shall bear such Holder’s proportionate share (based on the total number of shares sold in such registration other than for the account of the Company) of all Selling Expenses or other amounts payable to underwriter(s) or brokers, in connection with such offering by the Holders. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.3 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered, unless the Holders of a majority of the Registrable Securities then outstanding agree that such registration constitutes the use by the Holders of one (1) demand registration pursuant to Section 2.3 (in which case such registration shall also constitute the use by all Holders of one (1) such demand registration); provided further, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company not known to the Holders at the time of their request for such registration and have withdrawn their request for registration with reasonable promptness after learning of such material adverse change, then the Holders shall not be required to pay any of such expenses and such registration shall not constitute the use of a demand registration pursuant to Section 2.3.

2.7 Obligations of the Company. Whenever required to effect the registration of any Registrable Securities under this Agreement the Company shall, as expeditiously as reasonably possible:

(a) Registration Statement. Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to ninety (90) days; provided, however, that (i) such ninety (90) day period shall be extended for a period of time equal to the period any Holder refrains from selling any securities included in such registration at the request of the underwriter(s), and (ii) in the case of any registration of Registrable Securities on Form F-3 which are intended to be offered on a continuous or delayed basis, such ninety (90) day period shall be extended, if necessary, to keep the registration statement effective until all such Registrable Securities are sold.

(b) Amendments and Supplements. Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

(c) Prospectuses. Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities owned by them that are included in such registration.

(d) Blue Sky. Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders.

(e) Underwriting. In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement in usual and customary form, with the managing underwriter(s) of such offering.

(f) Notification. Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of (i) the issuance of any stop order by the SEC in respect of such registration statement, or (ii) the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(g) Opinion and Comfort Letter. Furnish, at the request of any Holder requesting registration of Registrable Securities, on the date that such Registrable Securities are delivered to the underwriter(s) for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of the Registrable Securities and (ii) letters dated as of (x) the effective date of the registration statement covering such Registrable Securities and (y) the closing date of the offering from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of the Registrable Securities.

2.8 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to Sections 2.3, 2.4 or 2.5 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to timely effect the registration of their Registrable Securities.

2.9 Indemnification. In the event any Registrable Securities are included in a registration statement under Sections 2.3, 2.4 or 2.5:

(a) By the Company. To the extent permitted by law, the Company will indemnify and hold harmless each Holder, its partners, officers, directors, legal counsel, any underwriter (as defined in the Securities Act) for such Holder and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act, or other United States federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”):

(i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto;

(ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or

(iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any United States federal or state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any United States federal or state securities law in connection with the offering covered by such registration statement;

and the Company will reimburse each such Holder, its partner, officer, director, legal counsel, underwriter or controlling Person for any legal or other expenses reasonably incurred by them, as incurred, in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 2.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, officer, director, legal counsel, underwriter or controlling Person of such Holder.

(b) By Selling Holders. To the extent permitted by law, each selling Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration qualifications or compliance is being effected, indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, its legal counsel, each Person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder’s partners, directors, officers, legal counsel or any Person who controls such Holder within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, legal counsel, controlling Person, underwriter or other such Holder, partner, director, officer, legal counsel or controlling Person of such other Holder may become subject under the Securities Act, the Exchange Act or other United States federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, legal counsel, controlling Person, underwriter or other Holder, partner, officer, director, legal counsel or controlling Person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 2.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of such Holder, which consent shall not be unreasonably withheld; and provided, further, that in no event shall any indemnity under this Section 2.9(b) exceed the net proceeds received by such Holder in the registered offering out of which the applicable Violation arises.

(c) Notice. Promptly after receipt by an indemnified party under this Section 2.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of liability to the indemnified party under this Section 2.9 to the extent the indemnifying party is prejudiced as a result thereof, but the omission to so deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.9.

(d) Contribution. In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any indemnified party makes a claim for indemnification pursuant to this Section 2.9 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 2.9 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any indemnified party in circumstances for which indemnification is provided under this Section 2.9; then, and in each such case, the indemnified party and the indemnifying party will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion so that a Holder (together with its related Persons) is responsible for the portion represented by the percentage that the public offering price of its Registrable Securities offered by and sold under the registration statement bears to the public offering price of all securities offered by and sold under such registration statement, and the Company and other selling Holders are responsible for the remaining portion. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case: (A) no Holder will be required to contribute any amount in excess of the net proceeds to such Holder from the sale of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement; and (B) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

(e) Survival; Consents to Judgments and Settlements. The obligations of the Company and Holders under this Section 2.9 shall survive the completion of any offering of Registrable Securities in a registration statement, regardless of the expiration of any statutes of limitation or extensions of such statutes. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

2.10 Termination of the Company’s Obligations. The Company’s obligations under Sections 2.3, 2.4 and 2.5 with respect to any Registrable Securities proposed to be sold by a Holder in a registration pursuant to Section 2.3, 2.4 or 2.5 shall terminate on the fifth (5th) anniversary of the closing of a Qualified IPO, or, if, in the opinion of counsel to the Company, all such Registrable Securities proposed to be sold by a Holder may then be sold without registration in any ninety (90) day period pursuant to Rule 144 promulgated under the Securities Act.

2.11 No Registration Rights to Third Parties. Without the prior written consent of the Holders of a majority of the Registrable Securities then outstanding, the Company covenants and agrees that it shall not grant, or cause or permit to be created, for the benefit of any Person any registration rights of any kind (whether similar to the demand, “piggyback” or Form F-3 registration rights described in this Section 2, or otherwise) relating to any securities of the Company. In any event, if the Company grants to any holder of the Company’s security any registration right of any nature that are superior to the Holders, as determined in good faith by the Board (including the consent of the Series B Directors and Series C Director), the Company shall grant such superior registration right to the Holders as well.

2.12 Market Stand-Off. Each Ordinary Shareholder and each Holder agree that, so long as it holds any voting securities of the Company, upon request by the Company or the underwriters managing the initial public offering of the Company’s securities, it will not sell or otherwise transfer or dispose of any securities of the Company (other than those permitted to be included in the registration and other transfers to Affiliates permitted by law or to other Affiliates who agree to be similarly bound) without the prior written consent of the Company or such underwriters, as the case may be, for a period of time specified by the representative of the underwriters not to exceed one hundred and eighty (180) days from the effective date of the registration statement covering such initial public offering or the pricing date of such offering as may be requested by the underwriters (whichever is later). The foregoing provision of this Section 2.12 shall not apply to the sale of any securities of the Company to an underwriter pursuant to any underwriting agreement, and shall only be applicable to the Holders if all officers, directors and holders of one percent (1%) or more of the Company’s outstanding share capital enter into similar agreements with same terms and conditions as described in this Section 2.12, and if the Company or any underwriter releases any officer, director or holder of one percent (1%) or more of the Company’s outstanding share capital from his or her sale restrictions so undertaken, then each Holder shall be notified prior to such release and shall itself be simultaneously released to the same proportional extent. Each Shareholder of the Company shall take all steps consistent with the requirements of any applicable law to minimize lockup restrictions of the Preferred Shares (or the Conversion Shares). The Company shall require all future acquirers of the Company’s securities holding at least one percent (1%) of the then outstanding share capital of the Company to execute prior to a Qualified IPO a market stand-off agreement containing substantially similar provisions as those contained in this Section 2.12.

2.13 Rule 144 Reporting. With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which may at any time permit the sale of the Registrable Securities to the public without registration or pursuant to a registration on Form F-3, after such time as a public market exists for the Ordinary Shares, the Company agrees to:

(a) Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;

(b) File with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); and

(c) So long as a Holder owns any Registrable Securities, to furnish to such Holder forthwith upon request (i) a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time after ninety (90) days after the effective date of the Company’s initial public offering), the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or its qualification as a registrant whose securities may be resold pursuant to Form F-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company, and (iii) such other reports and documents of the Company as a Holder may reasonably request in availing itself of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to Form F-3.

3. RIGHT OF PARTICIPATION.

3.1 General. The Preferred Shareholders and any other holder of Preferred Shares to whom their rights under this Section 3 have been duly assigned in accordance with Section 7.1 (such Preferred Shareholder and each holder each hereinafter referred to as a “Participation Rights Holder”) and/or its Affiliate(s) shall have the right of first refusal to participate in the subscription of any New Securities (as defined in Section 3.3) that the Company may from time to time issue after the date of this Agreement (the “Right of Participation”) in accordance with this Section 3.

3.2 Pro Rata Share. A Participation Rights Holder’s “Pro Rata Share” for purposes of the Right of Participation is the ratio of (a) the number of Ordinary Shares (calculated on a fully-diluted and as-converted basis) held by such Participation Rights Holder, to (b) the total number of Ordinary Shares (calculated on a fully-diluted and as-converted basis) held by all Participation Rights Holders immediately prior to the issuance of New Securities giving rise to the Right of Participation.

3.3 New Securities. “New Securities” shall mean any shares of the Company, including but not limited to the Preferred Shares, Ordinary Shares or other voting shares of the Company, whether now authorized or not, and rights, options or warrants to purchase such Preferred Shares, Ordinary Shares and securities of any type whatsoever that are, or may become, convertible or exchangeable into such Preferred Shares, Ordinary Shares or other voting shares, provided, however, that the term “New Securities” shall not include:

(a) (i) any of the options, warrants or other securities arrangements to purchase any Ordinary Shares issued from time to time to the employees, officers, directors, contractors, advisors or consultants of the Group Companies pursuant to the Company’s employee share option plan (“ESOP”) having been approved pursuant to this Agreement and the Restated Articles; and (ii) any Ordinary Shares issuable upon exercise or conversion of the forgoing options, warrants or other securities arrangements;

(b) any Preferred Shares issued under the Subscription Agreement and any Conversion Shares;

(c) any securities issued in connection with any share split, share dividend or any subdivision of Ordinary Shares or other similar event in which all the Participation Rights Holders are entitled to participate on a pro rata basis;

(d) any securities issued as a dividend or distribution on the Preferred Shares;

(e) any securities issued pursuant to transactions with strategic partners or transactions with financial institutions or lessors in connection with loans, credit arrangements, equipment financings or similar transactions, each such transaction having been approved by the Board and the Shareholders pursuant to this Agreement and the Restated Articles;

(f) any securities issued pursuant to an initial public offering of the Company or a Qualified IPO as approved by the Board and the Shareholders pursuant to this Agreement and the Restated Articles; and

(g) any securities issued pursuant to the acquisition of another corporation or entity by the Company by consolidation, merger, purchase of assets, or other reorganization in which the Company acquires, in a single transaction or a series of related transactions, all or substantially all assets of such other corporation or entity, or fifty percent (50%) or more of the equity ownership or voting power of such other corporation or entity, provided that such acquisition has been approved by the Board and the Shareholders pursuant to this Agreement and the Restated Articles.

3.4 Procedures.

(a) First Participation Notice. In the event that the Company proposes to undertake an issuance of New Securities (in a single transaction or a series of related transactions), it shall give to each Participation Rights Holder written notice of its intention to issue New Securities (the “First Participation Notice”), describing the amount and type of New Securities, the price and the general terms upon which the Company proposes to issue such New Securities. Each Participation Rights Holder shall have ten (10) Business Days from the date of receipt of any such First Participation Notice to agree in writing to purchase such Participation Rights Holder’s Pro Rata Share of such New Securities for the price and upon the terms and conditions specified in the First Participation Notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased (not to exceed such Participation Rights Holder’s Pro Rata Share). If any Participation Rights Holder fails to so agree in writing within such ten (10) Business Day period, then such Participation Rights Holder shall be deemed to have forfeited the right hereunder to purchase that part of its Pro Rata Share of such New Securities that it did not agree to purchase.

(b) Second Participation Notice; Oversubscription. If any Participation Rights Holder fails or declines to exercise its Right of Participation in accordance with subsection (a) above, the Company shall promptly give notice (the “Second Participation Notice”) to other Participation Rights Holders who fully exercised their Right of Participation (the “Right Participants”) in accordance with subsection (a) above. Each Right Participant shall have five (5) Business Days from the date of the Second Participation Notice (the “Second Participation Period”) to notify the Company of its desire to purchase more than its Pro Rata Share of the New Securities, stating the number of the additional New Securities it proposes to buy (the “Additional Number”). Such notice may be made by telephone if confirmed in writing within two (2) Business Days. If, as a result thereof, such oversubscription exceeds the total number of the remaining New Securities available for purchase, each oversubscribing Right Participant will be cut back by the Company with respect to its oversubscription to that number of remaining New Securities equal to the lesser of (x) the Additional Number and (y) the product obtained by multiplying (i) the number of the remaining New Securities available for subscription by (ii) a fraction, the numerator of which is the number of Ordinary Shares (calculated on a fully-diluted and as-converted basis) held by such oversubscribing Right Participant and the denominator of which is the total number of Ordinary Shares (calculated on a fully-diluted and as-converted basis) held by all the oversubscribing Right Participants. Each Right Participant shall be obligated to buy such number of New Securities as determined by the Company pursuant to this Section 3.4 and the Company shall so notify the Right Participants within fifteen (15) Business Days following the date of the Second Participation Notice.

(c) Failure to Exercise. Upon the expiration of the Second Participation Period and to the extent that not all New Securities have been subscribed for by the Participation Rights Holders, or in the event no Participation Rights Holder exercises the Right of Participation within ten (10) Business Days following the issuance of the First Participation Notice, the Company shall have one hundred and twenty (120) days thereafter to sell the New Securities described in the First Participation Notice (the portion to which the Right of Participation hereunder were not exercised) at the same or higher price and upon non-price terms not materially more favorable to the purchasers thereof than specified in the First Participation Notice. In the event that the Company has not issued and sold such New Securities within such one hundred and twenty (120) day period, then the Company shall not thereafter issue or sell any New Securities without again first offering such New Securities to the Participation Rights Holders pursuant to this Section 3.

3.5 Termination. The Right of Participation shall terminate upon the closing of a Qualified IPO.

4. TRANSFER RESTRICTIONS.

4.1 Certain Definitions. For purposes of this Section 4, Ordinary Shares shall include (i) the Company’s outstanding Ordinary Shares, (ii) the Ordinary Shares issuable upon exercise of outstanding options or warrants and (iii) the Ordinary Shares issuable upon conversion of any outstanding convertible securities other than Conversion Shares; “Preferred Holder” means the Preferred Shareholders and its permitted assignees to whom its rights under this Section 4 have been duly assigned in accordance with this Agreement; and “Equity Securities” means any of the Company’s securities including, without limitation, the Preferred Shares, the Ordinary Shares or securities convertible into or exercisable for Ordinary Shares now owned or subsequently acquired by any Key Holder, any employee or any other Shareholders, or any right to acquire the Company’s securities.

4.2 Sale of Equity Securities; Notice of Sale. Subject to the terms under this Section 4, if any Ordinary Shareholder proposes to, directly or indirectly, transfer, sell or pledge or otherwise dispose of or permit the transfer, sale, pledge, or other disposition of, any Equity Securities to one or more third parties (each such disposition, a “Transfer”), then such Ordinary Shareholder (the “Selling Shareholder”) shall promptly give written notice (the “Transfer Notice”) to each Preferred Holder and the Company prior to such Transfer. The Transfer Notice shall describe in reasonable detail the proposed Transfer including, without limitation, (i) the number of Equity Securities to be Transferred (the “Offered Shares”), (ii) the nature of such Transfer, (iii) the consideration to be paid, and (iv) the identity of the prospective transferee(s). The Transfer Notice shall certify that such Selling Shareholder has received a firm offer from the prospective transferee(s) and in good faith believes a binding agreement for the Transfer is obtainable on the terms set forth in the Transfer Notice. The Transfer Notice shall also include a copy of any written proposal, term sheet or letter of intent or other agreement relating to the proposed Transfer.

4.3 Right of First Refusal and Right of Co-Sale.

(a) Company’s Option to Purchase.

(i) The Company shall have the right, upon notice to the Selling Shareholder at any time within ten (10) Business Days after receipt of the Transfer Notice (the “Company Purchase Right Period”), to purchase all or any portion of the Offered Shares upon the same terms and conditions as set forth in the Transfer Notice (“Company Right of First Refusal”), and the Selling Shareholder shall, upon receipt of the notice of purchase from the Company, sell the Offered Shares to the Company pursuant to such terms. If the Company gives the Selling Shareholder notice that it desires to purchase such Offered Shares, then payment for the Offered Shares shall be by check or wire transfer, against delivery of the Offered Shares to be purchased, at a place agreed upon between the Company and the Selling Shareholder and at the time of the scheduled closing therefor, which shall be no later than thirty (30) Business Days after the Selling Shareholder’s receipt of the Company’s notice of purchase. Upon completion of the Transfer of the Offered Shares to the Company pursuant to this Section, the Company shall procure that the Offered Shares are forthwith cancelled.

(ii) If the Company has declined to purchase or failed to exercise its Company Right of First Refusal with respect to any portion of the Offered Shares in connection with a Transfer pursuant to the subsection (i) above, the Selling Shareholder shall, within five (5) Business Days after the expiration of the Company Purchase Right Period, deliver to each Preferred Holder a “Secondary Transfer Notice” which shall include all of the information and certifications required in a Transfer Notice and shall in addition identify the Offered Shares with respect to which the Company has declined to purchase or failed to exercise its Company Right of First Refusal (the “Remaining Shares”).

(b) Preferred Holders’ Option to Purchase.

(i) Each Preferred Holder who notifies such Selling Shareholder in writing within ten (10) Business Days (the “Purchase Period”) after receipt of the Secondary Transfer Notice (each such Preferred Holder, a “Purchasing Holder”) shall have the right, exercisable upon such written notice to the Selling Shareholder (the “Purchase and Co-Sale Notice”), to purchase up to its pro rata share of the Remaining Shares plus up to its pro rata share of any remaining Offered Shares not purchased by the Company and any other Preferred Holder (the “Additional Remaining Shares”) on the same terms and conditions as set forth in the Transfer Notice. For avoidance of doubt, any Preferred Holder who fails to so notify within ten (10) Business Days after receipt of the Secondary Transfer Notice should be deemed to have forfeited the right hereunder to purchase any Offered Shares. The Purchase and Co-Sale Notice shall state (A) whether the Preferred Holder desires to purchase up to its pro rata share of the Remaining Shares, (B) whether the Preferred Holder desires to purchase the maximum amount of its pro rata share of the Additional Remaining Shares, and (C) whether the Preferred Holder elects not to purchase any of the Offered Shares but wishes to sell a portion of the securities held by such Preferred Holder pursuant to Section 4.3(c) of this Agreement and the number of Equity Securities to be sold (subject to Section 4.3(c)(ii)). A Preferred Holder has option either to purchase or to sell under this Section 4 and such right shall not be construed as an option to both purchase and sell with respect to the same Transfer.

(ii) Each Purchasing Holder who sets forth in the Purchase and Co-Sale Notice a desire to purchase the maximum amount of Remaining Shares available shall be entitled to purchase its pro rata share of the Additional Remaining Shares.

(iii) Each Preferred Holder’s pro rata share shall be equal to a fraction, the numerator of which is the number of Conversion Shares held by such Preferred Holder and the denominator of which is the total number of Conversion Shares held by all Preferred Holders calculated immediately prior to the time of the purchase hereunder from the Selling Shareholder, provided, however, that with respect to the Additional Remaining Shares, the denominator shall be total number of Conversion Shares held by the Purchasing Holders that are purchasing the Additional Remaining Shares.

(iv) In the event the consideration for the Offered Shares specified in a Transfer Notice is payable in property other than cash and the Selling Shareholder and the Preferred Holders who wish to purchase the Offered Shares under Section 4.3(b) (acting together), cannot agree on the cash value of such property within ten (10) days after the receipt of the Transfer Notice, the value of such property shall be determined by an appraiser of recognized standing selected jointly by the Selling Shareholder and such Preferred Holders (acting together). If they cannot agree on an appraiser within twenty (20) days after receipt of the Transfer Notice by such Preferred Holders, within a further five-day period, the Selling Shareholder and such Preferred Holders (acting together), shall each select an appraiser of recognized standing and the two appraisers shall designate a third appraiser of recognized standing to determine the value of such property. The value of such property shall be determined by the appraiser selected pursuant to this Section 4.3(b)(iv) within one (1) month from its appointment, and such determination shall be final and binding on the Selling Shareholder and such Preferred Holders. The cost of such appraisal shall be shared equally by the Selling Shareholder, on the one hand, and such Preferred Holder, on the other hand (each Preferred Holder shall pay its pro rata portion of such costs based on the number of Offered Shares acquired by each such Preferred Holder). If the Purchase Period has expired but still no determination of the value of the consideration for the Offered Shares offered by the Selling Shareholder, then such Purchase Period shall be extended to the fifth (5th) Business Day after such valuation shall have been determined to be final and binding pursuant to this Section 4.3(b)(iv).

(c) Right of Co-Sale.

(i) Following the expiration of the Purchase Period, each Preferred Holder who previously notified the Selling Shareholder in the Purchase and Co-Sale Notice of such Preferred Holder’s desire to sell a portion of its shares with the Selling Shareholder (such Preferred Holder, a “Co-Sale Participant”) shall have the right to participate in the sale of any Offered Shares that were not purchased by the Company and the Preferred Holders pursuant to Section 4.3(a) and (b), on the same terms and conditions as specified in the Transfer Notice. To the extent one or more Preferred Holders exercise such right of co-sale in accordance with the terms and conditions set forth below, the number of Offered Shares that the Selling Shareholder may sell in the Transfer shall be correspondingly reduced. For avoidance of doubt, the total number of Offered Shares should remain the same as which is specified in the Transfer Notice even if any Co-Sale Participant elects to exercise its right hereunder to participate in the sale of any Offered Shares.

(ii) Each Co-Sale Participant may sell all or any part of that number of Conversion Shares equal to the product obtained by multiplying (A) the Remaining Shares, less any Remaining Shares purchased by the Purchasing Holders in accordance with Section 4.3(b), by (B) a fraction, the numerator of which shall be the number of Co-Sale Shares owned by such Co-Sale Participant and the denominator of which shall be the total number of Co-Sale Shares held by all Co-Sale Participants and the Ordinary Shares held by the Selling Shareholder, calculated immediately prior to the time of the Transfer. For the purpose of this Section 4.3(c)(ii), “Co-Sale Shares” means any Ordinary Shares of the Company issued or issuable upon conversion of the Preferred Shares of the Co-Sale Participants.

(d) Transferred Shares. Each Co-Sale Participant shall effect its participation in the sale by promptly delivering to the Selling Shareholder for transfer to the prospective purchaser one or more certificates, properly endorsed for transfer, which represent:

(i) the series and number of securities of the Company which such Co-Sale Participant elects to sell;

(ii) that number of Preferred Shares which are at such time convertible into the number of Ordinary Shares which such Co-Sale Participant elects to sell; provided, however, that if the prospective third-party purchaser objects to the delivery of Preferred Shares in lieu of Ordinary Shares, such Co-Sale Participant shall first convert such Preferred Shares into Ordinary Shares and deliver Ordinary Shares as provided in this Section 4.3(d) and the Company shall make any such conversion concurrent with the actual transfer of such shares to the purchaser and contingent upon such Transfer; or

(iii) a combination of the above.

(e) Payment. The share certificate or certificates that the Co-Sale Participant delivers to such Selling Shareholder pursuant to Section 4.3(d) shall be transferred to the prospective purchaser in consummation of the sale of the Remaining Shares pursuant to the terms and conditions specified in the Transfer Notice, and such Selling Shareholder shall concurrently therewith remit to such Co-Sale Participant that portion of the sale proceeds to which such Co-Sale Participant is entitled by reason of its participation in such sale. To the extent that any prospective purchaser or purchasers prohibit(s) such assignment or otherwise refuse(s) to purchase shares or other securities from a Co-Sale Participant exercising its rights of co-sale hereunder, such Selling Shareholder shall not sell to such prospective purchaser or purchasers any Equity Securities unless and until, simultaneously with such sale, such Selling Shareholder shall purchase such shares or other securities from such Co-Sale Participant for the same consideration and on the same terms and conditions as the proposed Transfer described in the Transfer Notice. The Company shall, upon surrendering by the Co-Sale Participant or the Selling Shareholder of the certificates for the Preferred Shares or Ordinary Shares being transferred as provided above, make proper entries in the register of members of the Company and cancel the surrendered certificates and issue any new certificates in the name of the prospective purchaser or the Selling Shareholder, as the case may be, as necessary to consummate the transactions in connection with the exercise by the Co-Sale Participant of their co-sale rights under this Section 4.3.

4.4 Non-Exercise of Rights. To the extent that the Company and the Preferred Holder have not exercised their rights to purchase all of a Selling Shareholder’s Offered Shares, such Selling Shareholder together with any Co-Sale Participant shall have a period of sixty (60) days from the expiration of such rights in which to sell any remaining Offered Shares, upon terms and conditions (including the purchase price) no more favorable to the purchaser than those specified in the Transfer Notice, to the third-party transferee(s) identified in the Transfer Notice. The third-party transferee(s) shall, as a condition to the effectiveness of Transfer of the Remaining Shares, furnish the Preferred Holder with a written agreement to be bound by and comply with this Agreement, including without limitation all provisions of this Section 4, as if such transferee(s) were a Selling Shareholder hereunder, as well as the terms of the agreement pursuant to which such Equity Securities were issued. In the event a Selling Shareholder does not consummate the sale or disposition of the Remaining Shares within the sixty-day period from the expiration of these rights, the Preferred Holders’ rights under this Section 4 shall continue to be applicable to any subsequent disposition of the Equity Securities by such Selling Shareholder. Furthermore, the exercise or non-exercise by the Preferred Holders to purchase Offered Shares from such Selling Shareholder shall not adversely affect the Preferred Holders’ rights to make subsequent purchases from any Selling Shareholder of the Equity Securities to be transferred. Any proposed Transfer on terms and conditions different from those described in the Transfer Notice, as well as any subsequent proposed Transfer of any of the Selling Shareholders’ shares shall again be subject to the right of the Preferred Holders under this Section 4 and shall require compliance by the relevant Selling Shareholder with the procedures described in this Section 4.

4.5 Exempt Transfers. Notwithstanding anything to the contrary contained herein, the right of first refusal of the Company, and the right of first refusal and co-sale rights of the Preferred Holders shall not apply to (a) any Transfer or Transfers made pursuant to Section 6 below, (b) any sale or transfer of Ordinary Shares to the Company pursuant to a repurchase right in the event of a termination of employment or consulting relationship or pursuant to the terms of the ESOP; (c) any transfer of Equity Securities by the Key Holders to the Founder, the Founder’s spouse, children or parents (the “Founder Family”), trustee of any trust in which the sole beneficiaries are members of the Founder Family, or an entity one hundred percent (100%) owned by members of the Founder Family (collectively, the “Founder Permitted Transferees”); and (d) subject to Section 4.6, any transfer of Equity

Securities by a Preferred Holder to any Affiliate thereof (including partnerships and limited liability companies); provided however, each transferee shall execute a joinder agreement in the form attached hereto as Exhibit A. Each transferee pursuant to the foregoing subsections (a), (b), (c) and (d) is hereinafter referred to as a “Permitted Transferee”. An “Affiliate” means (x) with respect to a Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person; and (y) in the case of an individual, shall include, without limitation, his spouse, child, brother, sister, parent, trustee of any trust in which such individual or any of his immediate family members is a beneficiary or a discretionary object, or any entity or company controlled by any of the aforesaid Persons. In the case of a Preferred Shareholder, “Affiliate” shall include (i) any Person who holds Preferred Shares as a nominee for such Preferred Shareholder, (ii) any shareholder of such Preferred Shareholder, (iii) any entity or individual who has a direct or indirect interest in such Preferred Shareholder (including, if applicable, any general partner or limited partner) or any fund manager thereof, (iv) any Person that directly or indirectly controls, is controlled by, under common control with, or is managed by such Preferred Shareholder or its fund manager, (v) the relatives of any individual referred to in (iii) above, and (vi) any trust controlled by or held for the benefit of such individuals. For the avoidance of doubt, the Preferred Shareholders shall not be deemed to be an Affiliate of any Group Company.

4.6 Tencent’s Option to Purchase.

(a) Notwithstanding anything to the contrary in Sections 4.2 to 4.5 above, if any Preferred Holder (other than Tencent) receives a bona fide firm offer from a Tencent Competitor to Transfer any of its Equity Securities to such Tencent Competitor (the “Non-competition Offered Shares”), then such Preferred Holder (the “Non-competition Selling Shareholder”) shall promptly give written notice (the “Non-competition Transfer Notice”) to Tencent prior to such Transfer. The Non-competition Transfer Notice shall describe in reasonable detail the proposed Transfer including, without limitation, (i) a description of the Non-competition Offered Shares, (ii) a confirmation that the proposed transferee is a Tencent Competitor, and (iii) a statement of the Non-competition Selling Shareholder’s bona fide intention to sell the Non-competition Offered Shares. For purposes of this Agreement, a “Tencent Competitor” shall mean (A) any of Qihoo 360 Technology Co. Ltd., UCWeb Inc., NetDragon Websoft Inc., Alibaba.com Limited, Baidu, Inc. and Sina Corp or their respective Affiliates, or (B) any other competitor of Tencent Holdings Limited, a company incorporated under the laws of the Cayman Islands, as identified and submitted in writing to the Board by Tencent and (x) approved by four (4) members of the Board with respect to Section 6.4; or (y) approved by five (5) members of the Board with respect to this Section 4.6, from time to time to be a Tencent Competitor, which approval shall not be unreasonably withheld.

(b) Tencent shall have the right, upon written notice to the Non-competition Selling Shareholder at any time within ten (10) Business Days after receipt of the Non-competition Transfer Notice (the “Tencent Purchase Notice”), to make a firm offer to purchase all but not less than all of the Non-competition Offered Shares as set forth in the Tencent Purchase Notice. Upon receipt of the Tencent Purchase Notice, the Non-competition Selling Shareholder may either

(i) elect to accept such offer from Tencent by delivering a written notice (the “Acceptance Notice”) to Tencent within thirty (30) Business Days of the receipt of the Tencent Purchase Notice and enter into a definitive agreement with respect to such Transfer with Tencent at the per share price (the “Tencent Offer Price”) and on other terms as set forth in the Tencent Purchase Notice (the “Tencent Offer Terms”) within thirty (30) Business Days of the delivery of the Acceptance Notice to Tencent, or

(ii) in the event the Non-competition Selling Shareholder (x) has delivered a written notice to Tencent within thirty (30) Business Days of the receipt of the Tencent Purchase Notice rejecting the offer from Tencent, or (y) has delivered the Acceptance Notice to Tencent within thirty (30) Business Days of the receipt of the Tencent Purchase Notice but failed to enter into a definitive agreement with respect to such Transfer with Tencent within thirty (30) Business Days of delivery of the Acceptance Notice to Tencent, elect to Transfer all but not less than all of the Non-competition Offered Shares to such Tencent Competitor at a per share price higher than the Tencent Offer Price or on terms more favorable (to the Non-competition Selling Shareholder), taken as a whole, than the Tencent Offer Terms, provided however, if (A) the definitive agreement in connection with the Transfer to such Tencent Competitor (which shall include a long stop date for the transactions contemplated thereby) is not entered into within ninety (90) Business Days after the Non-competition Selling Shareholder’s receipt of the Tencent Purchase Notice, or (B) the Transfer to such Tencent Competitor is not consummated prior to such long stop date as set forth in such definitive agreement, the Non-competition Selling Shareholder shall not thereafter be permitted to Transfer any Non-competition Offered Shares without first offering to Tencent in the manner provided in this Section 4.6.

4.7 No Circumvention.

(a) Each Party agrees that it shall not avoid the transfer restrictions set forth in this Section 4 by Transfer of its interest in any Person(s) through which it indirectly holds interests in the Company.

(b) Any attempt by a Party to Transfer any Equity Securities in violation of this Section 4 shall be void and the Company hereby agrees it will not effect such a Transfer nor will it treat any alleged transferee as the holder of such Equity Securities without the written consent of holders of two-thirds (2/3) of the outstanding Series B Shares, the holders of at least two-thirds (2/3) the outstanding Series B-1 Shares and holders of at least two-thirds (2/3) the outstanding Series C Shares (or the approval of the Board, which shall include the approval of the Series A Director, a Series B Director and the Series C Director).

4.8 Term. The provisions under this Section 4 shall terminate upon the closing of a Qualified IPO.

4.9 Legend.

(a) Each certificate representing the Equity Securities shall be endorsed with the following legend:

“THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN A SECOND AMENDED AND RESTATED SHAREHOLDERS AGREEMENT, A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.”

(b) Each Party agrees that the Company may instruct its transfer agent to impose transfer restrictions on the shares represented by certificates bearing the legend referred to in Section 4.9(a) above to enforce the provisions of this Agreement and the Company agrees to promptly do so. The legend shall be removed upon termination of the provisions of this Section 4.

5. OTHER COVENANTS

5.1 Key Holders/Mr. Guan Transfer Restriction. Regardless of anything else contained in this Agreement, except solely for transfers by the Key Holders as provided in Section 4.5, the Key Holders and Mr. Guan shall not, without the prior written consent of the holders of at least two-thirds (2/3) of the outstanding Series B Shares, the holders of at least two-thirds (2/3) the outstanding Series B-1 Shares and holders of at least two-thirds (2/3) the outstanding Series C Shares (or the approval of the Board, which shall include the approval of the Series A Director, a Series B Director and the Series C Director), Transfer any Equity Securities now or hereafter held by it to any Person at any time prior to six (6) months after the closing of a Qualified IPO.

5.2 Employee Transfer Restriction. The Company and the Founder shall cause each employee of the Group Companies that holds or acquires Equity Securities to undertake in writing not to Transfer any Equity Securities now or hereafter held by him/her to any Person at any time prior to six (6) months after the closing of a Qualified IPO without the prior written consent of the holders of at least two-thirds (2/3) of the outstanding Series B Shares, the holders of at least two-thirds (2/3) the outstanding Series B-1 Shares and holders of at least two-thirds (2/3) the outstanding Series C Shares (or the approval of the Board, which shall include the approval of the Series A Director, a Series B Director and the Series C Director).

5.3 No transfer of Domestic Enterprises equity. Except (i) as contemplated in the Subscription Agreement, (ii) any transfer of equity interest in any Domestic Enterprise by the Founder to the Founder Permitted Transferees, or (iii) any transfer of equity interest in any Domestic Enterprise by Mr. Guan to any Key Employee or the Founder Permitted Transferees, the Founder and Mr. Guan shall not, and shall not cause or permit any other Person to, Transfer any equity interest held or controlled by him/her in any Domestic Enterprise to any Person. Any transfer in violation of this Section shall be void and each Domestic Enterprise hereby agrees it will not effect such a transfer nor will it treat any alleged transferee as the holder of such equity interest without the prior written approval of holders of at least two-thirds (2/3) of the outstanding Series B Shares, the holders of at least two-thirds (2/3) the outstanding Series B-1 Shares and holders of at least two-thirds (2/3) of the outstanding Series C Shares (or the approval of the Board, which shall include the approval of the Series A Director, a Series B Director and the Series C Director).

5.4 No issuance by Domestic Enterprises. Except (i) as contemplated in the Subscription Agreement or (ii) issuance of equity securities to all shareholders of a Domestic Enterprise proportionally, each Domestic Enterprise shall not, and the Founder and Mr. Guan shall cause each Domestic Enterprise not to, issue to any Person any equity securities of such Domestic Enterprise or any options or warrants for, or any other securities exchangeable for or convertible into, such equity securities of each Domestic Enterprise without the prior written approval of holders of at least two-thirds (2/3) of the outstanding Series B Shares, the holders of at least two-thirds (2/3) the outstanding Series B-1 Shares and holders of at least two-thirds (2/3) of the outstanding Series C Shares (or the approval of the Board, which shall include the approval of the Series A Director, a Series B Director and the Series C Director).

6. DRAG ALONG.

6.1 Drag-Along Rights.

(a) If the holders of at least a majority of all issued and outstanding Preferred Shares (the “Drag-Along Shareholders”), at any time after the date hereof and prior to a Qualified IPO, approve a proposed Trade Sale (as defined below) based on a pre-money valuation of the Company equal to or more than US$200,000,000 (each, a “Drag-Along Sale”), then the Drag-Along Shareholders shall have the right to effect a Drag-Along Sale pursuant to the terms of this Section 6.

(b) Subject to Section 6.4 below, the Drag-Along Shareholders may, by requesting so in the Drag-Along Notice (as defined below), request the other Shareholders (the “Dragged Shareholders”) to, and the Dragged Shareholders, upon receiving the Drag-Along Notice, shall (i) vote, or give their written consent with respect to, all the Equity Securities held by them in favor of such proposed Drag-Along Sale and in opposition of any proposal that could reasonably be expected to delay or impair the consummation of any such proposed Drag-Along Sale; (ii) transfer all of their Equity Securities in such Drag-Along Sale to such purchaser (if applicable); (iii) refrain from exercising any dissenters’ rights or rights of appraisal under applicable law at any time with respect to or in connection with such proposed Drag-Along Sale; (iv) take all actions reasonably necessary to consummate the proposed Drag-Along Sale, including without limitation amending the then existing memorandum and articles of association of the Company, and (v) pay their respective pro rata share of expenses incurred in connection with the Drag-Alone Sale.

(c) Notwithstanding any provision to the contrary, the share transfer restrictions of Sections 4 and 5 of this Agreement shall not apply to any transfers made pursuant to this Section 6.

6.2 Representation and Undertaking.

(a) Any such sale or disposition by the Dragged Shareholders shall be on the terms and conditions as set forth in the Drag-Along Notice. Such Dragged Shareholders shall be required to make customary and usual representations and warranties in connection with the Drag-Along Sale, including, without limitation, as to their ownership and authority to sell, free of all liens, claims and encumbrances of any kind, the shares proposed to be transferred or sold by such Dragged Shareholders; and any violation or breach of or default under (with or without the giving of notice or the lapse of time or both) any law or regulation applicable to such Dragged Shareholders or any material contract to which such Dragged Shareholders is a party or by which they are bound.

(b) Each of the Dragged Shareholders undertakes to obtain all consents, permits, approvals, orders, authorizations or registrations, qualifications, designations, declarations or filings with any governmental authority or any third party, which are required to be obtained or made in connection with the Drag-Along Sale.

6.3 Drag-Along Notice. Prior to making any Drag-Along Sale in which the Drag-Along Shareholders wish to exercise their rights under this Section 6, the Drag-Along Shareholders shall provide the Board, the Company and the Dragged Shareholders with written notice (the “Drag-Along Notice”) not less than thirty (30) days prior to the proposed date of the Drag-Along Sale (the “Drag-Along Sale Date”). The Drag-Along Notice shall set forth: (i) the name and address of the proposed purchasers; (ii) the proposed amount and form of consideration to be paid, and the terms and conditions of payment offered by each of the purchasers; (iii) the Drag-Along Sale Date; (iv) the number of shares held of record by the Drag-Along Shareholders on the date of the Drag-Along Notice which form the subject to be transferred, sold or otherwise disposed of by the Drag-Along Shareholders; (v) the nature and the structure of the Drag-Along Sale, and (vi) the number of shares of the Dragged Shareholders to be included in the Drag-Along Sale (if any).

6.4 Tencent ROFO.

(a) Notwithstanding anything in the foregoing, in the event the Preferred Shareholders other than Tencent intend to initiate a Drag-Along Sale to a Tencent Competitor, the Company and such Preferred Shareholders shall promptly give a written notice (the “Sale Notice”) to Tencent, which shall confirm (i) the purchaser is a Tencent Competitor and (ii) such Preferred Shareholder(s)’s bona fide intention to initiate a Drag-Along Sale.

(b) Tencent shall have a right of first offer to purchase, lease, license or otherwise acquire any Trade Sale Assets (as defined below) proposed to be transferred, leased, licensed or otherwise disposed in such Drag-Along Sale, by giving a written notice (“Tencent Offer Notice”) to the Board and the other Preferred Shareholders within ten (10) Business Days after receiving the Sale Notice, which shall set forth the consideration (“Tencent Offer Consideration”) and the other material terms (“Tencent ROFO Terms”) of the offer (the “Tencent Offer”).

(c) The majority-in-interest of the Preferred Shareholders shall, upon good faith consideration, reject or accept the Tencent Offer within sixty (60) days after its receipt of the Tencent Offer Notice by delivering a written notice to Tencent (the “Decision Notice on Tencent Offer”).

(d) In the event the Tencent Offer is accepted by the majority-in-interest of the Preferred Shareholders but the definitive transaction documents for the related Trade Sale is not entered into by the 30th Business Day after the Decision Notice on Tencent Offer (the “Tencent Offer Expiration Date”), the majority-in-interest of the Preferred Shareholders shall have the discretion but not the obligation to consummate the proposed Drag-Along Sale to such Tencent Competitor for a consideration higher than Tencent Offer Consideration or on terms more favorable (to the Company and the Shareholders), taken as a whole, than the Tencent ROFO Terms.

(e) For the avoidance of doubt, in the event that Tencent Offer is accepted in accordance with this Section 6.4, all other provision of the this Section 6 shall remain applicable to such Drag-Along Sale to Tencent as if it were the proposed purchaser identified in the Drag-Along Notice.

(f) In the event (x) the definitive transaction documents in relation to the Drag-Along Sale to such Tencent Competitor set forth under Section 6.4(d) (which shall include a long stop date for such Drag-Along Sale) is not entered into within 120 days after the Tencent Offer Expiration Date, or (y) the Drag-Along Sale to such Tencent Competitor is not consummated prior to such long stop date set forth in such definitive transaction documents, the majority-in-interest of the Preferred Shareholders shall not thereafter be permitted to purchase, lease, license or otherwise acquire any remaining Trade Sale Assets to a Tencent Competitor without first offering to Tencent in the manner provided in this Section 6.4.

6.5 Transfer Certificate. On the Drag-Along Sale Date, to the extent the Drag-Along Sale is structured as an equity transfer transaction, each of Drag-Along Shareholders and the Dragged Shareholders shall each deliver or cause to be delivered an instrument of transfer and a certificate or certificates evidencing its Equity Securities to be included in the Drag-Along Sale, duly endorsed for transfer with signatures guaranteed, to such third party purchasers in the manner and at the address indicated in the Drag-Along Notice.

6.6 Payment. If the Drag-Along Shareholders or the Dragged Shareholders receive the purchase price for their shares or such purchase price is made available to them as part of a Drag-Along Sale, to the extent the Drag-Along Sale is structured as an equity transfer transaction, and, in either case they fail to deliver certificates evidencing their shares as described in this Section 6, they shall for all purposes be deemed no longer to be a Shareholder of the Company (with the register of members of the Company updated to reflect such status), shall have no voting rights, shall not be entitled to any dividends or other distributions with respect to any shares held by them, shall have no other rights or privileges as a Shareholder of the Company. In addition, the Company shall stop any subsequent transfer of any such shares held by such Shareholders.

6.7 Definition of Trade Sale. For purposes of this Agreement, a “Trade Sale” shall mean (a) a sale, lease, transfer or other disposition of all or substantially all of the assets of the Company or a Material Subsidiary, (b) a transfer or an exclusive licensing of all or substantially all of the intellectual property of the Group Companies, (c) a sale, transfer or other disposition of a majority of the issued and outstanding share capital or a majority of the voting power of the Company or a Material Subsidiary; or (d) a merger, consolidation or other business combination of the Company or a Material Subsidiary with or into any other business entity in which the shareholders of the Company or such Material Subsidiary immediately after such merger, consolidation or business combination hold shares representing less than a majority of the voting power of the outstanding share capital of the surviving business entity (the subject of any of the foregoing transaction, the “Trade Sale Assets”). For the purpose of this Agreement, a “Material Subsidiary” shall mean a Subsidiary (i) whose total assets account for at least 50% of the consolidated assets of the Group Companies as of the balance sheet date (“Determination Date”) set forth in the latest annual or quarterly financial statements, audited or unaudited, delivered to the Preferred Shareholders as required under Section 1.1; or (ii) whose total net income in the latest two completed fiscal years and for the period starting the first day of the current fiscal year and ending the Determination Date represents at least 50% of the consolidated net income of the Group Companies of the same periods.

6.8 Term. The provisions under this Section 6 shall terminate upon the closing of a Qualified IPO.

7. ASSIGNMENT AND AMENDMENT.

7.1 Assignment. Notwithstanding anything herein to the contrary:

(a) Information Rights and Registration Rights. The rights of the Preferred Shareholders under Section 1.1 may be assigned to any holder of Preferred Shares. The registration rights of the Holders under Section 2 may be assigned to any Holder or to any Person acquiring Registrable Securities provided that the Company is given written notice thereof and provided that the assignment (i) is in connection with a transfer of all securities of the assigning Party, (ii) involves a transfer of at least 100,000 shares, or (iii) is to constituent partners or shareholders who agree to act through a single representative. No Person may be assigned any of the foregoing rights unless the Company is given written notice by the assigning Party stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned; and any such assignee shall receive such assigned rights subject to all the terms and conditions of this Agreement, including without limitation the provisions of this Section 7.

(b) Rights of Participation; Right of First Refusal; Co-Sale Rights. The rights of each Preferred Shareholder under Sections 3 and 4 are fully assignable in connection with a permitted transfer of shares of the Company by such Preferred Shareholder; provided, however, that no Person may be assigned any of the foregoing rights unless the Company is given written notice by such assigning Party at the time of such assignment, stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned; and provided, further, that any such assignee shall receive such assigned rights subject to all the terms and conditions of this Agreement, including without limitation the provisions of this Section 7.

7.2 Amendment of Rights. Any provision in this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only by the written consent of

(a) as to the Company, only by the Company;

(b) as to the Series A Shareholders, only by the Series A Shareholders holding at least a majority of the outstanding Series A Shares (and the Ordinary Shares which the Series A Shares have been converted into), provided, however, that any Series A Shareholder may waive any of its own rights hereunder without obtaining the consent of any other Series A Shareholders;

(c) as to the Series A-1 Shareholders, only by the Series A-1 Shareholders holding at least a majority of the outstanding Series A-1 Shares (and the Ordinary Shares which the Series A-1 Shares have been converted into), provided, however, that any Series A-1 Shareholder may waive any of its own rights hereunder without obtaining the consent of any other Series A-1 Shareholders;

(d) as to the Series B Shareholders or if the Series B Shareholders’ interest would be adversely affected by such amendment or waiver, only by the Series B Shareholders holding at least two-thirds (2/3) of the outstanding Series B Shares (and the Ordinary Shares which the Series B Shares have been converted into), provided, however, that any Series B Shareholder may waive any of its own rights hereunder without obtaining the consent of any other Series B Shareholders;

(e) as to the Series B-1 Shareholders or if the Series B-1 Shareholders’ interest would be adversely affected by such amendment or waiver, only by the Series B-1 Shareholders holding at least two-thirds (2/3) of the outstanding Series B-1 Shares (and the Ordinary Shares which the Series B-1 Shares have been converted into), provided, however, that any Series B-1 Shareholder may waive any of its own rights hereunder without obtaining the consent of any other Series B-1 Shareholders;

(f) as to the Series C Shareholder or if the Series C Shareholders’ interest would be adversely affected by such amendment or waiver, only by the Series C Shareholders holding at least two-thirds (2/3) of the outstanding Series C Shares (and the Ordinary Shares which the Series C Shares have been converted into), provided, however, that any Series C Shareholder may waive any of its own rights hereunder without obtaining the consent of any other Series C Shareholders;

(g) as to the holders of Ordinary Shares, by holders of at least a majority of the Ordinary Shares provided, however, that any holders of Ordinary Shares may waive any of its own rights hereunder without obtaining the consent of any other holder of Ordinary Shares; and

(h) as to Mr. Guan, by himself.

Any amendment or waiver effected in accordance with this Section 7 shall be binding upon each Party.

8. CONFIDENTIALITY, NON-DISCLOSURE.

8.1 Disclosure of Terms. The terms and conditions of the Transaction Agreements and the Restated Articles, any term sheet or memorandum of understanding entered into pursuant to the transactions contemplated hereby and thereby, all exhibits and schedules attached hereto and thereto, the transactions contemplated hereby and thereby, the documents, materials, and other information obtained by the Preferred Shareholders upon exercising the Information Rights and Inspection Rights (collectively, the “Financing Terms”), including their existence and all information of a confidential nature furnished by any Party and by representatives of such Party to any other Party or any of the representatives of such Party shall be considered confidential information (the “Confidential Information”) and shall not be disclosed by any Party to any third party except in accordance with the provisions set forth below.

8.2 Press Releases. No announcement regarding any of the Financing Terms in a press release, conference, advertisement, announcement, professional or trade publication, mass marketing materials or otherwise to the general public may be made without the prior written consent of the Board.

8.3 Permitted Disclosures. Notwithstanding the foregoing, any Party may disclose any of the Financing Terms to its current or bona fide prospective investors, shareholders, directors, employees, investment bankers, lenders, partners, accountants and attorneys on a need-to-know basis, in each case only where such Persons are under appropriate nondisclosure obligations. Without limiting the generality of the foregoing, the Preferred Shareholders, the Series B Directors and the Series C Director shall be entitled to disclose the Financing Terms and other information related to the Company or the PRC Companies for the purposes of fund reporting or inter-fund reporting or to their fund manager (if applicable), other funds managed by their fund manager (if applicable) and their respective auditors, counsel, directors, officers, employees, shareholders or investors, or as required by law, government authorities, exchanges and/or regulatory bodies, including the SEC or Hong Kong Stock Exchange (or the equivalent in other jurisdictions).

8.4 Legally Compelled Disclosure. In the event that any Party is requested or becomes legally compelled (including without limitation, pursuant to securities laws and regulations) to disclose any of the Financing Terms and Confidential Information in contravention of the provisions of this Section 8, such Party (the “Disclosing Party”) shall provide the other Parties (the “Non-Disclosing Parties”) with prompt written notice of that fact and use all reasonable efforts to seek (with the cooperation and reasonable efforts of the other Parties) a protective order, confidential treatment or other appropriate remedy. In such event, the Disclosing Party shall furnish only that portion of the information which is legally required to be disclosed; the Disclosing Party shall immediately or within a reasonable period of time to notify the Non-Disclosing Parties such disclosure and shall exercise reasonable efforts to keep confidential such information to the extent reasonably requested by any Non-Disclosing Party.

8.5 Other Information. The provisions of this Section 8 shall be in addition to, and not in substitution for, the provisions of any separate nondisclosure agreement executed by any of the Parties with respect to the transactions contemplated hereby.

8.6 Notices. All notices required under this Section 8 shall be made pursuant to Section 10.1 of this Agreement.

9. PROTECTIVE PROVISIONS.

9.1 Acts Requiring Majority Approval of Preferred Shares. In addition to such other limitations as may be provided in the Restated Articles, so long as any Preferred Shares remain outstanding, the Shareholders hereby agree that the Company shall not, and the Founder shall use his powers to procure the Company not to, either directly or by amendment, merger, consolidation, or otherwise, whether in a single transaction or a series of related transactions, take any of the following acts, without the prior written approval of the holder(s) of at least a majority of the outstanding Preferred Shares, voting together as a single class on an as-converted basis (for the purposes of this Section 9, the term “Company” means the Group Companies):

(a) any action that authorizes, creates or issues any securities of any class or series, or other securities of whatever description, in the Company, other than the issuance of the Ordinary Shares upon conversion of the Preferred Shares, and the issuance of the Ordinary Shares (or options or warrants therefor) under the ESOP as approved by the Board;

(b) any amendment, alteration, or repeal of any provision of the Restated Articles or other constitutional documents or any waiver given thereunder, and any amendment or change of the rights, preferences or privileges of, or the restrictions provided for the benefit of, any Preferred Shares;

(c) any increase or decrease the authorized share capital or the authorized number of any Equity Securities (including through altering, reorganizing, reclassifying or otherwise recapitalizing any existing Equity Securities) of the Company;

(d) any repurchase, redemption or retirement of any Equity Securities of the Company other than pursuant to share restriction agreements approved by the Board to repurchase Ordinary Shares from the employees, officers, directors or consultants of the Group Company upon termination of their employment or services;

(e) any merger, consolidation, share acquisition or other corporate reorganization, or any transaction or series of transactions in which excess of 50% of any Group Company’s voting power is transferred or in which all or substantially all the assets of any Group Company are sold;

(f) any increase or decrease of the authorized size of the Board or the board of directors of any other Group Company, and any grant of additional Board observer rights;

(g) the approval of or consent to any reorganization, split, Liquidation Event (as defined in the Restated Articles) or any filing by or against any Group Company for the appointment of a receiver, administrator or other form of external manager, or the winding up, liquidation, bankruptcy or insolvency of any Group Company.

(h) appointment or change of the auditors of any Group Company, or any adoption or material change of any treasury policy, accounting policy and procedures, fiscal policy, or any change to the fiscal year of any Group Company;

(i) any initial public offering (including Qualified IPO) of any Group Company, including choice of the underwriters, the listing venue, timing, valuation and the security exchange for the initial public offering; and

(j) the declaration, setting aside and/or payment of any dividends or other distributions on any securities of any Group Company, or the adoption of or any change to the dividend policy.

9.2 Acts Requiring Approval of the Board. In addition to such other limitations as may be provided in the Restated Articles, so long as any Preferred Shares remain outstanding, the Company and the Shareholders hereby agree that the Company shall not, and the Founder shall use their powers to procure the Company not to, take any of the following acts, without the approval of the Board, including the affirmative vote of at least three (3) Preferred Share Directors:

(a) the investment in any other company in excess of US$1,000,000 individually or US$2,000,000 in the aggregate for the Group Companies during any fiscal year;

(b) any sale, transfer, or other disposal of, or the incurrence of any lien on, any substantial part of its assets;

(c) other than any non-exclusive license granted in the ordinary course of business, any sale, transfer, license, or other disposal of, or the incurrence of any lien on, any copyright, trademark, patent or other intellectual property of any Group Company;

(d) any investment in, or divestiture or sale of an interest in a Subsidiary, partnership or joint venture;

(e) the extension by any Group Company of any loan or guarantee for indebtedness or financial assistance in excess of US$200,000 in the aggregate for the Group Companies to any third party except a wholly owned Subsidiary or trade credit provided to the customers in the ordinary course of business;

(f) incurrence of any indebtedness or guarantees of indebtedness in excess of US$200,000 in the aggregate for the Group Companies during any fiscal year (other than loans between the Company and its wholly owned Subsidiaries and loans between the Company’s wholly owned Subsidiaries);

(g) any purchase, acquisition, lease or sale of assets or businesses of any Group Company valued in excess of US$1,000,000 individually or US$2,000,000 in the aggregate for the Group Companies during any fiscal year;

(h) appointment, replacement or removal of the top management members, including Chairman, Chief Executive Officer, President, Chief Financial Officer, Chief Operating Officer, Chief Technology Officer, General Counsel, Managing Director, Controller, Vice President and any other management member senior than Vice President, of any Group Company;

(i) any transaction involving any Group Company, on the one hand, and any Group Company’s senior managers (Vice President and above), directors or shareholders or any Affiliate of Group Company’s shareholder or any of its officers, directors or shareholders, on the other hand;

(j) any increase in compensation of any employee of the Group Companies with monthly salary of at least RMB40,000 by more than fifty percent (50%) in any twelve (12) month period;

(k) approval of any remuneration or compensation package for any director, employee or consultant which (including in kind compensation and allowance) exceeds US$160,000 per annum;

(l) any expenditure outside of the approved annual budget of the Group Companies in excess of US$150,000 per month, individually or in the aggregate;

(m) approval or amendment of annual business and financial plan and annual budget;

(n) adoption amendment or termination of the terms of any bonus or incentive plans, adoption or approval of the compensation systems, annual bonus distribution and allocation plans of any Group Company, including adoption, termination or amendment of the ESOP;

(o) any material alteration or change in the nature of business, principal business or business scope of any Group Company or cessation or entry into a new line of business that has not been included in the business scope of such Group Company;

(p) establishment of any committee under the Board or the board of directors of any other Group Company;

(q) any change in the equity ownership of the Domestic Company (except as contemplated in the Subscription Agreement or any transfer of equity interest in any Domestic Enterprise by the Founder to the Founder Permitted Transferees) or termination of, or any material amendment to, or waiver under the Cooperative Documents entered into by the WFOE, the Domestic Enterprises and their respective shareholders; and

(r) adoption of or change to, a significant tax or accounting practice or policy or any internal financial controls and authorization policies, or the making of any significant tax or accounting election (except as required by applicable laws or government authorities).

10. GENERAL PROVISIONS.

10.1 Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other Party, upon delivery; (b) when sent by facsimile or electronic mail at the number set forth in Exhibit B hereto, upon receipt of confirmation of error-free transmission; (c) seven (7) Business Days after deposit in the mail as air mail or certified mail, receipt requested, postage prepaid and addressed to the other Party as set forth in Exhibit B; or (d) three (3) Business Days after deposit with an international overnight delivery service, postage prepaid, addressed to the Parties as set forth in Exhibit B with next Business Day delivery guaranteed, provided that the sending Party receives a confirmation of delivery from the delivery service provider.

Each person making a communication hereunder by facsimile shall promptly confirm by telephone to the person to whom such communication was addressed each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication. A Party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 10.1 by giving the other Party written notice of the new address in the manner set forth above.

10.2 Entire Agreement. The Transaction Agreements, the Restated Articles, any ancillary agreements, together with all the exhibits hereto and thereto, constitute and contain the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the Parties respecting the subject matter hereof.

10.3 Governing Law. This Agreement shall be governed by and construed exclusively in accordance with the laws of Hong Kong Special Administration Region of the PRC (“Hong Kong”) without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the laws of Hong Kong to the rights and duties of the Parties.

10.4 Severability. If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the Parties. In such event, the Parties shall use best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly effects the Parties’ intent in entering into this Agreement.

10.5 Successors and Assigns. Subject to the provisions of Section 7.1, the provisions of this Agreement shall inure to the benefit of, and shall be binding upon, the successors and permitted assigns of the Parties.

10.6 Interpretation; Captions. This Agreement shall be construed according to its fair language. The rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Agreement. The captions to sections of this Agreement have been inserted for identification and reference purposes only and shall not be used to construe or interpret this Agreement. Unless otherwise expressly provided herein, all references to Sections and Exhibits herein are to Sections and Exhibits of this Agreement.

10.7 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.8 Adjustments for Share Splits, Etc. Wherever in this Agreement there is a reference to a specific number of shares of Preferred Shares or Ordinary Shares of the Company, then, upon the occurrence of any subdivision, combination or share dividend of the Preferred Shares or Ordinary Shares, the specific number of shares so referenced in this Agreement shall automatically be proportionally adjusted to reflect the effect on the outstanding shares of such class or series of shares by such subdivision, combination or share dividend.

10.9 Prior SHA. In consideration of the mutual covenants and promises contained herein, Group Companies, the Key Holders, the Halfbrick Parties, Legend, LC Fund and Redpoint hereby confirms and covenants to the other Parties that the Prior SHA shall be superseded and replaced in its entirety by this Agreement.

10.10 Second Amended and Restated Shareholders Agreement to Control. If and to the extent that there are inconsistencies between the provisions of this Agreement and those of the Restated Articles, the terms of this Agreement shall control with respect to each of the Shareholders of the Company only. If appropriate, the Parties agree to take all actions necessary or advisable, as promptly as practicable after the discovery of such inconsistency, to amend the Restated Articles so as to eliminate such inconsistency to the fullest extent permissible by law.

10.11 Aggregation of Shares. All Preferred Shares or Ordinary Shares held or acquired by Affiliated (as defined in Rule 405 under the Securities Act) Persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

10.12 Dispute Resolution.

(a) Negotiation Between Parties; Mediations. The Parties agree to negotiate in good faith to resolve any dispute between them regarding this Agreement. If the negotiations do not resolve the dispute to the reasonable satisfaction of all Parties within thirty (30) days, subsection (b) shall apply.

(b) Arbitration. In the event the Parties are unable to settle a dispute between them regarding this Agreement in accordance with subsection (a) above, such dispute shall be referred to and finally settled by arbitration at Hong Kong International Arbitration Centre in accordance with the UNCITRAL Arbitration Rules (the “UNCITRAL Rules”) in effect, which rules are deemed to be incorporated by reference into this subsection (b). The arbitration tribunal shall consist of three (3) arbitrators to be appointed according to the UNCITRAL Rules. The language of the arbitration shall be English. The Parties understand and agree that this provision regarding arbitration shall not prevent any Party from pursuing preliminary equitable or injunctive relief in a judicial forum pending arbitration in order to compel another Party to comply with this provision, to preserve the status quo prior to the invocation of arbitration under this provision, or to prevent or halt actions that may result in irreparable harm. A request for such equitable or injunctive relief shall not waive this arbitration provision.

10.13 Share Transfer of Halfbrick Holdco. The Parties acknowledge that, on April 19, 2013, Mr. Ko transferred 100% equity interest in Halfbrick Holdco to Halfbrick and ceased to hold any equity interest in the Company through Halfbrick Holdco.

[remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

iDreamSky Technology Limited

By:	/s/ Chen Xiangyu
Name:	Chen Xiangyu ( )
Title:	Director

iDreamSky Technology (HK) Limited
( )

By:	/s/ Chen Xiangyu
Name:	Chen Xiangyu ( )
Title:	Director

Chuangmeng Wuxian (Beijing) Information & Technology Co., Ltd.
(创梦无限(北京)信息技术有限公司)
[Company seal is affixed.]

By:	/s/ Chen Xiangyu
Name:	Chen Xiangyu ( )
Title:	Legal Representative

[Signature Page to the Second Amended and Restated Shareholders Agreement]

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

Beijing Chuangmeng Wuxian Technology Go., Ltd. ( )
[Company seal is affixed.]

By:	/s/ Chen Xiangyu
Name:	Chen Xiangyu ( )
Title:	Legal Representative

Shenzhen iDreamSky Technology Co., Ltd. ( )
[Company seal is affixed.]

By:	/s/ Chen Xiangyu
Name:	Chen Xiangyu ( )
Title:	Legal Representative

Shenzhen Mengyu Technology Co., Ltd. ( )
[Company seal is affixed.]

By:	/s/ Chen Xiangyu
Name:	Chen Xiangyu ( )
Title:	Legal Representative

[Signature Page to the Second Amended and Restated Shareholders Agreement]

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

Chen Xiangyu ( )

/s/ Chen Xiangyu

Dream Data Services Limited

By:	/s/ Chen Xiangyu
Name:	Chen Xiangyu ( )
Title:	Director

[Signature Page to the Second Amended and Restated Shareholders Agreement]

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

Guan Song ( )

/s/ Guan Song

[Signature Page to the Second Amended and Restated Shareholders Agreement]

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

Halfbrick International Holdings Pty Ltd.

By:	/s/ Shainiel Nischal Deo
Name:	Shainiel Nischal Deo
Title:	Director

Dream Soft Services Limited

By:	/s/ Shainiel Nischal Deo
Name:	Shainiel Nischal Deo
Title:	Director

[Signature Page to the Second Amended and Restated Shareholders Agreement]

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

Prime Express Investments Limited

By:	/s/ Tang Xudong
Name:	Tang Xudong	( )
Title:	Director

[Signature Page to the Second Amended and Restated Shareholders Agreement]

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

Ultimate Lenovo Limited

By:	/s/ Wong Wai Ming
Name:	Wong Wai Ming
Title:	Director

[Signature Page to the Second Amended and Restated Shareholders Agreement]

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

LC Fund V, L.P.

By:	/s/ Liu Erhai
Name:	Liu Erhai
Title:	Managing Director

LC Parallel Fund V, L.P.

By:	/s/ Liu Erhai
Name:	Liu Erhai
Title:	Managing Director

[Signature Page to the Second Amended and Restated Shareholders Agreement]

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

Redpoint Ventures IV, L.P., by its General Partner Redpoint Ventures IV, LLC

By:	/s/ Geoffrey Y. Yang
Geoffrey Y. Yang, Managing Director

Redpoint Associates IV, LLC, as nominee

By:	/s/ Geoffrey Y. Yang
Geoffrey Y. Yang, Managing Director

[Signature Page to the Second Amended and Restated Shareholders Agreement]

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THL A19 Limited

By:	/s/ Ma Huateng
Name:	Ma Huateng
Title:	Director

[Signature Page to the Second Amended and Restated Shareholders Agreement]

EXHIBIT A

Form of Joinder Agreement

This Joinder Agreement (this “Agreement”) is entered into on                     , by:

[New Shareholder], a [limited liability company] organized and existing under the laws of [•] with its registered address at [•] (the “New Shareholder”).

RECITALS

(A)	On September 10, 2013, iDreamSky Technology Limited (the “Company”), each of its shareholders, Mr. Chen Xiangyu and certain other parties thereto entered into a second amended and restated shareholders agreement (the “Shareholders Agreement”), which set forth the rights and obligations regarding the corporate governance of the Company, the transfer of the shares of the Company and certain other rights and obligations of the parties as set forth herein.

(B)	The New Shareholder now wishes to purchase [•] shares in the Company (the “Transfer”).

(C)	The New Shareholder wishes to sign this Agreement and to be bound by the terms of the Shareholders Agreement as a party thereto.

THIS AGREEMENT WITNESSES as follows:

1.	DEFINED TERMS AND CONSTRUCTION

1.1	Capitalized terms used but not defined herein shall have the meaning set forth in the Shareholders Agreement.

1.2	The rules of construction of the Shareholders Agreement will apply as if incorporated in this Agreement.

1.3	This Agreement shall be incorporated into the Shareholders Agreement as if expressly incorporated into the Shareholders Agreement.

2.	UNDERTAKINGS

The New Shareholder confirms that it has received a copy of the Shareholders Agreement and fully understands and accepts the terms of the Shareholders Agreement. The New Shareholders covenants and undertakes to all of the existing parties of the Shareholders Agreement and separately with each of them that, upon completion of the Transfer, the New Shareholder shall in accordance with the Shareholders Agreement:

(a)	observe, perform and be bound by the terms of the Shareholders Agreement; and

(b)	be deemed for all purposes to be a party to the Shareholders Agreement.

3.	GOVERNING LAW AND DISPUTE RESOLUTION

This Agreement shall be governed by and construed in accordance with the laws of Hong Kong, without regard to the principle of conflict laws thereunder. All disputes arising out of or relating to this Agreement shall be finally settled by arbitration at Hong Kong International Arbitration Centre in accordance with the UNCITRAL Arbitration Rules in effect, which rules are deemed to be incorporated by reference herein. The arbitration tribunal shall consist of three (3) arbitrators to be appointed according to such UNCITRAL Arbitration Rules. The language of the arbitration shall be English.

IN WITNESS WHEREOF, the New Shareholder has caused this Agreement to be duly executed by its respective authorized officers as of the day and year first above written.

[New Shareholder]

By:

EXHIBIT B

Notice Address

To the Group Companies, the Key Holders and Mr. Guan:

Address: 深圳市南山区高新中四道 31号研祥科技大厦 7 层 (English translation: 7/F, EVOC Technology Building, No.31 Gaoxin Central 4th Road, Nanshan District, Shenzhen)

Attention: Chen Xiangyu (陈湘宇)

Fax: 0755-86531026

To Halfbrick and Halfbrick Holdco:

Address: 深圳市南山区高新中四道 31 号研祥科技大厦 7 层 (English translation: 7/F, EVOC Technology Building, No.31 Gaoxin Central 4th Road, Nanshan District, Shenzhen)

Attention: Shainiel Nischal Deo

Fax: 0755-86531026

To Legend:

Address :北京市海淀区科学院南路 2 号，融科资讯中心 A 座 10 层 (English translation: 10th Floor, Tower A, Raycom InfoTech Park, 2 Kexueyuan South Road, Haidian District, Beijing)

Attention: Wang Mingyao (王明耀)

Fax: (0086) 10-6250 9165

To LC Fund:

Address: 北京市海淀区科学院南路 2 号，融科资讯中心 A 座 10 层 (English translation: 10th Floor, Tower A, Raycom InfoTech Park, 2 Kexueyuan South Road, Haidian District, Beijing)

Attention: Zhang Nan (张楠)

Fax: (0086) 10-6250 9100

To Redpoint:

Address: 上海市静安区南京西路 1266 号恒隆广场 2 座 3205 室 (English translation: Room 3205, Tower 2, Plaza 66, 1266 Nanjing West Road, Jing’an District, Shanghai)

Attention: David Yuan (袁文达)

Fax: (0086) 21-62887797

To Tencent:

Address: 29/F., Three Pacific Place, No.1 Queen’s Road East, Wanchai, Hong Kong

Attention: Corporate Counsel, Legal Department

Telephone: +852 2179 5122 Ext: 68805

Fax: +852 2520 1148

E-mail: richardpu@tencent.com.hk

With a copy to:

Address: Tencent Building, Kejizhongyi Avenue, Hi-tech Park, Nanshan District, Shenzhen, 518057, P.R. China

Attention: General Counsel, Legal Department

Telephone: +86 755 8601 3388 Ext: 82238

Fax: +86 755 8601 3090 Ext: 82238

E-mail: brentirvin@tencent.com

Attention: General Manager, M&A Department

Telephone: +86 755-8601-3388 Ext: 88978

Fax: +86 755-8601-3078

Email: richardpeng@tencent.com